EXHIBIT 99.1

Contacts:	Leiv Lea Pharmacyclics, Inc. (408) 774-0330 Carolyn Wang WeissComm Partners (415) 946-1065

PHARMACYCLICS REALIGNS TO FOCUS ON ADVANCING EXPANDED PIPELINE OF
PROMISING PRODUCT CANDIDATES

Sunnyvale, Calif., Feb. 28, 2008 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced a corporate realignment to reduce expenses and focus its activities on advancing its expanded pipeline of promising new product candidates that address large market opportunities in cancer and immune-mediated diseases.

Ongoing mid-stage clinical trials of motexafin gadolinium (Xcytrin) are substantially complete and the company intends to partner or out-license the drug for further development. Pharmacyclics will also reduce its workforce by approximately 40%.

Associated with this realignment, Pharmacyclics expects to make severance payments of approximately $0.4 million in the third quarter of fiscal 2008. The company expects cash used in operations over the twelve months beginning April 1, 2008 to be approximately $16 million. Cash and marketable securities are projected to be approximately $20 million at March 31, 2008.

"We have sufficient cash to further enhance the value of our most promising product candidates, including our HDAC inhibitor in Phase 1 clinical trials and our Btk and Factor VIIa inhibitor compounds expected to enter the clinic in the third quarter of this year," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "We own the worldwide rights to these product candidates, which have unique features and are designed to inhibit validated targets important in cancer and immune mediated diseases."

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Diverse Pipeline of Oral Small Molecules and Kinase Inhibitors to Drive Future Value
  PCI-24781 is a pan-histone deacetylase (HDAC) inhibitor that inhibits all isoforms of HDAC enzymes. HDAC inhibitors target tumors through multiple mechanisms, and laboratory studies have shown that they can prompt cells to stop growing or die. PCI-24781 is currently in Phase 1 clinical trials in patients with solid and hematologic tumors. The company plans to initiate a Phase 1/2 trial evaluating PCI-24781 in hematologic malignancies in the second quarter of 2008. This trial will utilize a novel proprietary biomarker, RAD51, to confirm pre-clinical data demonstrating that high RAD51 levels in tumors make the tumor more sensitive to PCI-24781.
  PCI-32765 is a small molecule tyrosine kinase inhibitor expected to enter clinical trials in the third quarter of 2008. When immune cells called B-lymphocytes are overactive, the immune system produces inflammatory cells and antibodies that begin to attack the body's own tissue, leading to autoimmune diseases such as rheumatoid arthritis. PCI-32765 is designed to inhibit a tyrosine kinase known as Btk, which is required for early B-cells to mature into fully functioning cells. In animal models, PCI-32765 has been shown to be effective in arthritis models and may inhibit the proliferation of lymphoma cells, a malignancy involving B-cells.
  PCI-27483 is a small-molecule inhibitor of Factor VIIa expected to enter clinical trials in the third quarter of 2008. PCI-27483 selectively inhibits Factor VIIa when it is complexed with a protein called tissue factor (TF). Factor VIIa is involved in several biologic processes such as blood clotting, angiogenesis (blood vessel formation) and tumor growth and invasion. A Factor VIIa inhibitor may be able to block tumor growth and metastases and may also be used as an anti-coagulant to prevent or control harmful blood clots.

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About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and other serious diseases. The company is leveraging its small-molecule drug development expertise to build a pipeline in oncology and other diseases based on a wide range of targets, pathways and mechanisms. More information about the company, its technology, and products can be found at www.pharmacyclics.com. Pharmacyclics® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

NOTE: Other than statements of historical fact, the statements made in this press release about projected cash used in operations, enrollment and future plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, clinical development plans and product development and corporate partnering activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "project," "believe," "will," "may," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward- looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with our ability to estimate accurately the amount of cash to be used to fund operations over the next 12 months, our ability to obtain future financing and fund the product development of our pipeline; the initiation, timing, design, enrollment and cost of clinical trials and preclinical studies; unexpected delays in clinical trials and preclinical studies and the timing for making related regulatory filings; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; our future capital requirements; and the fact that data from preclinical studies and Phase 1 or Phase 2 clinical trials may not necessarily be indicative of future clinical trial results. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-K for the period ended June 30, 2007 and its subsequently filed quarterly reports on Form 10-Q. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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